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

Marshall Small-Cap Stock                    Yield =    $21,978.54  -     $38,138.50)+1)^6-1}=
                                            2{(

Computation of SEC Yield                                 2,689,586 *(       $10.66 -           0.00000)
As of: November 30, 1996
                                                      SEC Yield =            -0.68%

Dividend and/or Interest
Inc for the 30 days ended      $21,978.54

Net Expenses for               $38,138.50
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends             2,689,586

Maxium offering price              $10.66
per share as of 11-30-96

Undistributed net income           0.00000

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)
100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=            -0.94%



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